UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Denny’s Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE	CONTACT:	W. Craig Barber
615.277.1212

Denny’s Franchisee Association Intends to Take Legal Action
Against the Committee to Enhance Denny’s
For Illegal Use of Confidential Documents

ORANGE COUNTY, Calif. (May 14, 2010) – In regard to the Denny’s Corporation (NASDAQ: DENN) proxy contest, the Denny’s Franchisee Association (“DFA”) released the following letter to the Committee to Enhance Denny’s (the “Committee”) notifying the Committee of its intent to pursue legal action in response to the Committee’s apparent wrongful appropriation and fraudulent use of certain confidential DFA documents.

W. Craig Barber, Chairman of the DFA stated, “This is a very serious and troubling matter.  The DFA Board is committed to protect our Association and its members along with the integrity of internal processes under which we operate to serve the best interests of our members and the Denny’s Brand.  It is startling for a group proposing election to a public company board of directors to demonstrate questionable ethics and judgment by not only obtaining and distributing confidential documents, but misrepresenting them in an effort to further its own interests.  We believe investors should evaluate their conduct carefully and consider whether such actions are in the best interests of the Brand, and therefore the stakeholders of that Brand.  The DFA Board is committed to take all actions necessary to protect the legal rights and interest of the members of the DFA along with the Association itself.”

A copy of the letter follows:

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LEWIS, KING, KRIEG & WALDROP, P.C. Attorneys at Law 201 Fourth Avenue North, Suite 1500 Post Office Box 198615 Nashville, TN 37219-8615 T: (615) 259-1366 F: (615) 259-1389

 May 13, 2010

Committee to Enhance Denny's
c/o David Makula
Oak Street Capital Management, LLC
111 S.Wacker Drive, 33rd Floor
Chicago, Illinois 60606

    Re: Release of Confidential Materials

To Who it May Concern:

    This firm represents the Denny's Franchisee Association. It has come to our attention that your group, Dash Acquisitions, Oak Street Capital Management, or Mackenzie Partners, Inc., have come into the possession of certain confidential documents, including but not limited to two particular memorandums - one being a draft of an operating agreement for system-wide advertising funds [OPERATING AGREEMENT-Revised 3-28 Ver 3.doc] and the other being a draft of guiding principles for supply chain effectiveness [Denny's Supply Chain 42810.doc.] These documents contain confidential, proprietary information which is protected by the attorney-client privilege and work-product doctrines. The release of such documents and the information contained therein by any of the entities involved with the Committee to Enhance Denny's without obtaining a proper waiver or consent from the Denny's Franchisee Association would represent a breach of these privileges. Further, the release of any such documents or information therein would represent intentional interference with a business relationship. Finally, depending upon the means by which this documents and information was obtained, the actions of the Committee to Enhance Denny's, Dash Acquisitions, and/or Oak Street Capital Management may have violated the provisions of the Electronic Communications Privacy Act, 18 U.S.C. § 2510, et. seq.

    I am writing to inform you that the Denny's Franchisee Association intends to pursue immediate legal action against any individual and/or entity that releases or has released confidential materials without its express permission. All such documents in your possession should be returned to this office immediately and all parties should permanently delete any electronic files related thereto.

                                        Sincerely,

                                        John W. Lewis
                                        JLewis@lewisking.com

cc:          Jonathan Dash
Patrick Walsh
Mackenzie Partners, Inc.